Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
June 3, 2008	Investor Relations Dept. (800) 536-7453
Torch Energy Royalty Trust’s Current Summary on Future Unitholder Distributions
HOUSTON — Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) (www.torchroyalty.com)
As previously disclosed by the Trust in various filings that it has made with the Securities and Exchange Commission (the “SEC”), Wilmington Trust Company, not in its individual capacity but solely as Trustee of the Trust (the “Trustee”), is assisting in the orderly winding up, liquidating, and distributing of the assets held by the Trust in accordance with the terms and conditions of the Trust Agreement of the Trust dated October 1, 1993 (“Trust Agreement”). Such activities by the Trustee will be carried out pursuant to the terms of the Trust Agreement.
As previously reported in the Trust’s SEC filings, although there can be no assurances, the Trust may have additional distributions to Unitholders of the Trust from production from the certain oil and gas properties of the Trust (“Underlying Properties”) for the interim period from January 1, 2008 to January 29, 2008 (the “Interim Period”), with January 29, 2008 being the date on which holders of more than 66-2/3% of the outstanding Units affirmatively voted to terminate the Trust in accordance with the terms and provisions of the Trust Agreement (the “Termination Date”), and after the Termination Date as set forth below.
The quarterly record date for the second quarter 2008 distribution attributable to first quarter 2008 production prior to the Termination Date is June 2, 2008. The net overriding royalty conveyances dated as of November 22, 1993 (“Conveyances”) require that the Torch Royalty Company (together with its successors and permitted assigns, “TRC”) and Velasco Gas Company Ltd. (together with its successors and permitted assigns, “Velasco”) pay to the Trust the cash attributable to production from the Net Profits Interests during the Interim Period on or before the quarterly record date for the second quarter 2008 distribution (June 2, 2008). As of the close of business on June 2, 2008, the Trustee has not received a payment with respect to the Interim Period and the Trust will not be making a distribution to the Unitholders relating to the Interim Period at this time. There can be no assurances that any distribution will be made in the future to the Unitholders with respect to this Interim Period.
With respect to any potential future distributions to the Unitholders (if any) attributable to production after the Termination Date, TRC, Velasco or the owners of the Underlying Properties are required to deposit all proceeds of production following the Termination Date payable to the Trust or the Louisiana Trust attributable to the Conveyances into a non-interest bearing account (the “Deposit Account”) and, upon closing of the sale of the Remaining Net Profits Interests, will pay all deposited amounts to the buyer of the Remaining Net Profits Interests. In the event that all Remaining Net Profits Interests are not, for any reason, sold or a definitive agreement for sale thereof is not entered into prior to the 150th day following the Termination Date (i.e., June 27, 2008), the owners of the Underlying Properties are required to pay all amounts deposited in the Deposit Account to the Trust and all amounts attributable to the Conveyances thereafter payable to the Trust are required to be paid to the Trust and the Louisiana Trust in accordance with the terms of such Conveyances, and such amounts, if any, are required to be distributed to the Unitholders in accordance with the terms of the Trust Agreement and the Louisiana Trust Agreement.
The Trustee may accept any offer (including offers, if any, made by the current majority unitholder, working interest owners of the properties, any other unitholder or any affiliate thereof) for all or any part of the Remaining Net Profits Interests as it deems to be in the best interest of the Trust and the Unitholders and may continue for up to one calendar year after the Termination Date (i.e., January 29, 2009) to seek a buyer or buyers of any remaining assets and properties of the Trust, in an orderly fashion not involving a public auction. If any assets or property of the Trust have not been sold, or no definitive agreement for their sale has been entered into, by the end of one calendar year following the Termination Date, the Trustee will cause the property to be sold at public auction to the highest cash bidder (the current majority unitholder, working interest owners of the properties, any other unitholder or any affiliate thereof). Notice of such auction must be mailed to each Unitholder at least 30 calendar days prior to the auction. The proceeds from any sale of the Remaining Net Profits Interests will be distributed to the Unitholders in accordance with the terms of the Trust Agreement. No assurances can be given that the Trustee will be able to sell the Remaining Net Profits Interests. Furthermore, there can be no assurance as to the amount that will be ultimately distributed to Unitholders following such a sale or if such distribution from the sale will exceed the current market price of the Units.
Cautionary Statement on Risks Associated with the Trust’s Forward-Looking Statements.
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. The Trust undertakes no obligation to update or revise any forward-looking statement except as required by law.